ADMINISTRATION AGREEMENT

FOR

A T FUND OF FUNDS TEI

This ADMINISTRATION AGREEMENT is made as of this 23rd day of May, 2007 (this “Agreement”), between Allegiance Investment Management, LLC, a Delaware limited liability company doing business as Allegiance Capital (the “Administrator”), and A T Fund of Funds TEI, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and desires to retain the Administrator to provide administrative, distribution and investor services to the Trust on the terms and subject set forth herein.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.           Appointment.  The Trust hereby appoints the Administrator to provide administrative, distribution and investor services with respect to the Trust, and the Administrator accepts such appointment and agrees to furnish the services set forth herein, in accordance with the provisions hereof and subject to the supervision of the Trust and the ultimate supervision of the Board of Trustees of the Trust (the “Board of Trustees” and any of them, a “Trustee”) and any policies established by the Board of Trustees or any committee thereof.

2.           Administrative Services.  Subject to the supervision of the Trust and the oversight of the Board of Trustees, the Administrator shall act as the primary administrator of the Trust and shall perform, or cause to be performed, agreed upon services necessary in connection with the day-to-day administration of the Trust (the “Administrative Services”).  Without limiting the generality of the foregoing, the Administrative Services shall include:

(a)           Records.  Registrar and transfer agent functions, record keeping and clerical services.

(b)           Compliance.  Developing and monitoring compliance procedures for the Trust concerning, among other matters, adherence of the Trust to its investment objectives, policies, restrictions, tax matters and applicable laws and regulations, including monitoring federal, state and other applicable regulatory filings and notices made by other agents of the Trust.

(c)           Tax Services.  Tax and treasury services, including preparing and filing various reports (including tax returns) or other documents required by federal, state and other applicable laws and regulations other than those required to be filed by the Trust’s custodian, investment advisers, investment managers or transfer agent.

(d)           Legal and Accounting.  Management of legal and accounting services.

(e)           Financial Reports.  Financial reporting and assisting in the preparation of financial statements.

(f)           Printing.  Management of printing, including assisting in the preparation and printing of all documents, registration statements, prospectuses and reports sent to members of the Trust.

(g)           Meeting Coordination.  Assisting in the preparation of all agendas, notices and minutes for meetings of the Board of Trustees or shareholders of the Trust; assisting in the preparation of all resolutions to be voted upon by the Board of Trustees; assisting in the preparation of supporting information for such meetings with regard to the duties of the Administrator under this Agreement, and collection and distribution of supporting information for such meetings with respect to the duties performed by other persons who provide services to the Trust.

(h)           Investor Services.  Providing or arranging administrative services to the shareholders of the Trust, including:

(i)         Maintaining a list of shareholders and generally performing all actions related to the issuance, repurchase and transfer of shares of the Trust (“Shares”), if any;

(ii)         Reviewing and, subject to approval by the Trust, accepting subscriptions and payment for Shares.

(iii)        Computing and disseminating the net asset value of the Trust in accordance with the Company’s registration statement for the Trust filed with the Securities and Exchange Commission (the “SEC”) under the 1940 Act, as that registration statement is amended from time to time (the “Registration Statement”), the Company’s prospectus for the Trust as in use from time to time (the “Prospectus”), and the Declaration of Trust of the Company, as may be amended from time to time (the “Declaration of Trust”).

(iv)        Performing all acts related to the repurchase of Shares; and

(v)         Supervising the completion of, and furnishing, annual financial statements of the Trust, as well as monthly reports regarding the Trust’s performance and net asset value, to shareholders of the Trust.

(i)           Supervision.  Supervising third parties retained by the Administrator, if any, to perform any or all of the Administrative Services (“Subadministrators”).

3.           Sales and Distribution Services.  Subject to the supervision of the Trust and the oversight of the Board of Trustees, the Administrator shall perform the following sales and distribution services for the Trust:

(a)           Marketing.  Preparation of all brochures, sales literature and other sales and marketing related materials with respect to the Trust (the “Investment Program Materials”); provided, however, that (i) the Trust shall be provided with a reasonable opportunity to review and comment upon draft copies of all Investment Program Materials, to ensure the accuracy of statements contained therein, before distributing such Investment Program Materials to any third party, and (ii) such Investment Program Materials shall not be disseminated to the public without prior approval by the Trust.

                                                                                                                                             ;

(b)           Sales.  Soliciting orders for the sale of Shares; provided, however, that:

(i)         Shares shall be offered and sold only to those persons reasonably believed to be “accredited investors” (within the meaning of Regulation D under the Securities Act of 1933, as amended);

(ii)         No Shares shall be offered, and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Trust, if and so long as the effectiveness of the Registration Statement then in effect (or any necessary amendments thereto) shall be suspended or if and so long as a current Prospectus is not on file with the SEC;

(iii)        No Shares shall be offered, and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Trust, if and so long as the Trust determines that rendering sales of Shares is not in the best interest of the Trust due to unusual market, economic or political conditions, or other abnormal circumstances of any kind;

(iv)        The Trust, or any agent of the Trust designated in writing by the Board of Trustees, shall be promptly advised of all orders received for the purchase or repurchase of Shares; provided, however, that the Trust may reject any purchase order if it reasonably believes that the potential investor is not an “accredited investor”, or otherwise in its discretion.

(c)           Distribution.  Acting as agent for the distribution of Shares covered by, and in accordance with, the Registration Statement and Prospectus and in compliance with all applicable laws, rules and regulations, including the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC and the National Association of Securities Dealers, Inc. (“NASD”) but only to the extent the Administrator has obtained any registrations required to undertake or conduct such activities.

(d)           Supervision.  Supervising third parties retained by the Administrator on behalf of the Trust, if any, to perform any or all of the foregoing sales and distribution services (“Distributors”).

4.           Duty of Care.

(a)           Compliance.  The Administrator shall provide the services under this Agreement in accordance with the Registration Statement, the Prospectus and the Declaration of Trust.  The Administrator further agrees that it shall conform with the 1940 Act, the Advisers Act, the rules and regulations thereunder, and all other applicable laws, rules and regulations, and consult with legal counsel to and the independent public accountant for the Company, as necessary and appropriate, on whose advice the Administrator shall be entitled to rely.

(b)           Representations.  The Administrator represents and warrants that it (i) is duly registered with the proper regulatory organizations, including the SEC, (ii) has procedures in place to comply with all requirements of the 1940 Act, the Advisers Act, the rules and regulations thereunder, and all other applicable laws, rules and regulations, and (iii) is reasonably able to comply with the restrictions applicable to the offering of Shares required under

                                                                                                                                             ;

Regulation D promulgated under the Securities Act of 1933, as amended (“Regulation D”), and all other applicable laws and regulations.

(c)           Best Judgment.  The Administrator shall use its best judgment and efforts in providing the advice and services as contemplated by this Agreement.

5.           Sub-Agents.

(a)           Sub-Agents.  The Administrator may, from time to time, employ or associate itself with such person or persons as the Administrator may believe to be particularly suited to assist it in performing services under this Agreement, including without limitation, Subadministrators, Distributors, placement agents, transfer agents and broker-dealers (each, a “Sub-Agent”).  Such Sub-Agents may include affiliates of the Administrator and/or the Trust and officers and employees who are employed by the Administrator and/or the Trust.

(b)           Representations.  The Administrator shall obtain appropriate representations and warranties from each Sub-Agents to the effect that such person or entity (i) is duly registered with the proper regulatory organizations, including, if required, the SEC and NASD as applicable, (ii) has procedures in place to comply with all applicable requirements of the 1940 Act, the Advisers Act, the rules and regulations thereunder, and all other applicable laws, rules and regulations, and (iii) is reasonably able to comply with the restrictions applicable to the offering of Shares required under Regulation D and other applicable laws and regulations, if applicable.

(c)           Full Responsibility.  Nothing set forth in any agreement with a Sub-Agents shall relieve the Administrator of any of its responsibilities or obligations under this Agreement.

6.           Trust Information.

(a)           Information.  The Trust shall provide the Administrator with copies of the Registration Statement and Prospectus (and any amendments thereto) promptly upon receiving copies thereof from the Trust.  The Trust shall, from time to time, furnish or otherwise make available to the Administrator such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Trust as the Administrator may reasonably require in order to discharge its duties and obligations hereunder.

(b)           Notification.  The Trust shall notify the Administrator as soon as possible of any matter materially affecting the performance by the Administrator of its services under this Agreement.  The Trust shall notify the Administrator immediately in writing upon becoming aware: (i) of any request by the SEC for amendments to the Registration Statement or Prospectus then in effect or for additional information; (ii) in the event of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or Prospectus then in effect or the initiation of any proceeding for that purpose; (iii) of the occurrence of any event which makes untrue any statement of a material fact made in the Registration Statement or Prospectus then in effect or which requires the making of a change in such Registration Statement or Prospectus in order to make the statements therein not materially misleading; and (iv) of all material actions of the SEC with respect to any material amendments to the Registration Statement or Prospectus which may from time to time be filed with the SEC.

                                                                                                                                             ;

7.            Expenses.

(a)           Administrator Expenses.  During the term of this Agreement, the Administrator shall pay all expenses incurred by it, its staff and their activities, in connection with its provision of the services to be performed by it under this Agreement, including the costs relating to maintaining such staff and employing or retaining such personnel and consulting with such other persons (including its affiliates) as may be necessary to provide the services to be provided hereunder.

(b)           Trust Expenses.  The Administrator shall be responsible for, and hereby assumes and agrees to pay, all ordinary operating expenses of the Trust (i.e., total operating expenses of the Trust excluding placement fees, sales loads, taxes, interest, expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation), including, without limitation all fees and expenses related to:  the formation and organization of the Trust and any special purpose vehicles; initial and on-going registration requirements of the Trust; day-to-day operations, administration, record keeping and compliance of the Trust; non-investment related interest expense; administrative expenses associated with repurchases of Shares; any attorneys and accountants engaged on behalf of the Trust, except to the extent excluded above; audit and tax preparation; custody; errors and omissions/directors and officers liability insurance and a fidelity bond; equipment or services used in communicating information regarding the transactions among the A T Fund of Funds, Ltd. and any custodian or other agent engaged by the Trust; fees and travel-related expenses of the independent Trustees of the Company or the fees of Subadministrators.

8.           Compensation.  The Administrator shall not be entitled to any compensation for the services provided under this Agreement, except for distributions made to the Administrator as a member of A T Funds, LLC, the investment adviser to A T Fund of Funds, the sole series of A T Investment Trust and the entity in which the Trust indirectly intends to invest substantially all of its assets, pursuant to the Limited Liability Company Operating Agreement of A T Funds, LLC, dated July 27, 2004, between Administrator and Treesdale Partners, LLC, to the extent such distributions may be deemed to be compensation for services provided hereunder.

9.           Liability and Indemnity of the Administrator.

(a)           Limitation of Liability.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the obligations or duties hereunder on the part of the Administrator or any member, director, officer, employee or agent of the Administrator, the Administrator shall not be subject to liability to the Trust or any shareholder of the Trust for entering into this Agreement and/or for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any investment or security.

(b)           Indemnification.  To the fullest extent permitted by applicable law, the Trust shall indemnify and hold harmless the Administrator and its members, directors, officers, managers and employees (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection

                                                                                                                                             ;

therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under, or the execution of, this Agreement; provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

10.           Term and Termination.

(a)           Term.  This Agreement shall become effective on the date hereof.  Unless terminated as herein provided, this Agreement shall remain in full force and effective for so long as the Investment Management Agreement, dated February 22, 2005 (as amended, supplemented or modified from time to time, the “Investment Management Agreement”), between A T Funds, LLC and A T Funds Investment Trust, a Delaware statutory trust, on behalf of its series A T Fund of Funds, remains in effect.

(b)           Termination.  This Agreement may be terminated at any time, without payment of any penalty, by the Board of Trustees or a vote of a majority of the outstanding voting securities of the Trust, on sixty (60) days’ written notice to the Administrator.  This Agreement shall automatically and immediately terminate upon termination of the Investment Management Agreement.

(c)           Termination upon Expulsion or Suspension.  If the Administrator ever becomes a member of the NASD, thereafter the Administrator shall immediately notify the Trust upon the event of the Administrator’s expulsion or suspension by the NASD.  If the Administrator ever becomes a member of the NASD, thereafter this Agreement shall automatically and immediately terminate in the event of the Administrator’s expulsion or suspension by the NASD.

11.           Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act.

12.           Nonpublic Personal Information.  Notwithstanding any provision herein to the contrary, the Administrator agrees on behalf of itself and its directors, officers, and employees (a) to treat confidentially and as proprietary information of the Trust (i) all records and other information relative to the Trust and its prior, present or potential shareholders, and (ii) any “nonpublic personal information,” as such term is defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Privacy Act”), and (b) not to use such records and information for any purpose other than the performance of the Administrator’s responsibilities and duties hereunder, or as otherwise permitted by the privacy policies adopted by the Trust, Regulation S-P or the Privacy Act, except after prior notification to and approval in writing by the Trust.  Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply after being requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

13.           Use of Name and Logo.  The name and logo of the Administrator or the name of any of its affiliates, or any derivative associated with those names, are the valuable property of the

                                                                                                                                             ;

Administrator and its affiliates.  The Trust and/or the Trust’s distributor have the right to use such name(s) or derivative(s) and/or the logo of the Administrator in brochures, advertisements, sales literature and other sales and marketing related materials with respect to the Trust so long as this Agreement is in effect; provided, however, that the Administrator shall have the right to prior review of any such use.  Upon termination of this Agreement, the Trust and its representatives shall forthwith cease to use such name(s) or derivative(s) or logo.

14.           General Provisions.

(a)           Notices.  Any notice to be given or to be served upon the Trust or any party hereto in connection with this Agreement must be in writing (which may include a facsimile) and will be deemed to have been given and received when delivered to the address set forth on the signature page hereto, or such other address as a party hereto may designate by giving five (5) days’ prior written notice to the other party, as applicable.

(b)           Independent Contractor.  The Administrator shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust in any way, or in any way be deemed an agent for the Trust.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and superseded all prior written and oral agreements or statements by and between the parties.

(d)           Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought and, if required by applicable law, no amendment of this Agreement shall be effective until approved by a vote of a majority of the outstanding voting securities of the Trust.

(e)           Severability.  If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

(f)           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided, however, that nothing herein shall be construed to preempt, or to be inconsistent with, any applicable federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

(g)           Inurement; Third Party Beneficiary.  Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  The Administrator agrees that the Trust may enforce any rights it may have as set forth in this Agreement, as an intended third party beneficiary of this Agreement as if the Trust were an actual party to this Agreement.

                                                                                                                                             ;

(h)           Pronouns.  All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context in which they are used may require.

(i)           Headings.  All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

(j)           Counterparts.  This Agreement may be executed, manually or by facsimile, in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

                                                                                                                                             ;

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

ALLEGIANCE INVESTMENT MANAGEMENT, LLC		ADDRESS:
By:	/s/ Alexander L. Popof	300 Pacific Coast Highway, Suite 305 Huntington Beach, CA 92648
Name:	Alexander L. Popof
Title:	Chief Financial Officer

A T FUND OF FUNDS TEI		ADDRESS:
By:	/s/ Mark G. Torline	300 Pacific Coast Highway, Suite 305 Huntington Beach, CA 92648
Name:	Mark G. Torline
Title:	President and Chief Executive Officer

                                                                                                                                             ;